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                                                                Exhibit 10.1

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

                  TMP Worldwide Inc. ("TMPW") and James J. Treacy ("Treacy") are parties to an Employment Agreement, dated November 18, 1996, which employment agreement was previously amended pursuant to Amendment No. 1 to Employment Agreement, effective as of September 14, 1998 (the employment agreement, as heretofore amended, is referred to herein as the "Employment Agreement"), and by virtue of this Amendment No. 2 to Employment Agreement (the "Amendment Agreement"), are modifying certain terms of the Employment Agreement, which amendments are effective as of October 1, 1999.

                  The parties hereby agree as follows:

                           1. The first sentence of Section 3 of the Agreement
                  is hereby amended to read in its entirety as follows:

                  "TMPW shall pay Treacy, as compensation for services performed, an annual salary at the rate of $475,000 and, in addition, commencing in calendar year 1999, Treacy shall be entitled to a bonus of a dollar amount equal to a percentage of Treacy's annual salary as follows:


                       Calendar Year                      Bonus
                       -------------                      -----
                            1999                         25.00%
                            2000                         32.50%
                            2001                         40.00%
                            2002                         45.00%
                            2003                         50.00%


         The bonus will be payable if and only if Treacy and/or the Company attain such goals during the calendar year in question as determined by mutual agreement of Treacy and the Chief Executive Officer. Any such bonus shall be payable in a single lump sum not more than ninety (90) days after the end of the calendar year with respect to which the bonus is awarded. With respect to calendar year 2000 and calendar years thereafter during the term of employment hereunder, the Chief Executive Officer and Treacy shall endeavor to discuss and determine in good faith the goals on the basis of which the bonus would be payable prior to the commencement of the year to which they relate (or as soon as practicable after the commencement of such year). The bonus, if any, shall be prorated for period of less than a full calendar year."

         2. Section 9(b) is amended by deleting the following "; and (iii) his minimum annual bonus for the twelve-month period following his death".

         3. Section 9(c) is amended by deleting the following "his minimum annual bonus for the twelve-month period following the effective date of termination of his employment and (iv)".


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         4. The last sentence of Section 9(c) is amended by changing the current reference to "items (ii), (iii) and (iv)" to read "items (ii) and (iii)".

         5. Section 9(d) is amended by deleting all references to (i) "and minimum annual bonus" and (ii) "or minimum bonus".

         6. New Sections 9(f), 9(g) and 9(h) are added immediately following
Section 9(e), which new Sections 9(f), 9(g) and 9(h) shall read as follows:

                           (f) In the event Treacy's employment is terminated by
TMPW for "other reasons", all outstanding options theretofore granted to Treacy to purchase shares of TMPW Common Stock shall automatically and immediately become fully vested and exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to all other terms of any such agreement not inconsistent with this sentence.

                           (g) In the event that Treacy's employment is
terminated by him pursuant to a voluntary resignation within a period of twelve months following a Change in Control (as defined below), he shall be entitled to receive the consideration described in Section 9(c) of this agreement, payable in the manner described in that Section 9(c).

                           (h) In the event Treacy's employment is terminated by
reason of his death, all options theretofore granted to Treacy shall become fully vested and exercisable for the shorter of (i) one year or (ii) the balance of the ten year term provided by the applicable stock option agreement, subject to all other terms of such agreement not inconsistent with this sentence.

         7. The following language is added at the end of Section 10 of the Employment Agreement immediately after the current last sentence thereof:

         "In the event of any "Change in Control" (as defined in the Option Agreement between Treacy and TMPW dated August 5, 1999) all outstanding options theretofore granted to Treacy to purchase shares of TMPW Common Stock shall automatically and immediately become fully vested and exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to all other terms of any such agreement not inconsistent with this sentence, subject, however, to the provisions set forth below:

                           (c) Notwithstanding anything in this Section 10 or
         Section 9(g) to the contrary, Treacy shall in no event be entitled to any payment or acceleration of options that would cause any portion of the amount received by Treacy to constitute an "excess parachute payment" as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In furtherance of the provisions of this Section, the following provisions shall apply:



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                                    (1) Anything in this Agreement to the
                  contrary notwithstanding, in the event that any payment or acceleration of options by TMPW to or for the benefit of Treacy (collectively, a "Payment") would be nondeductible by TMPW for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of Treacy pursuant to this Agreement shall be reduced to the Reduced Amount (as defined below). Any such reduction shall be accomplished first by reducing the number of options to acquire TMPW Common Stock which otherwise would have immediately vested in full, as determined in the reasonable discretion of the Board of Directors of TMPW (provided that any options so reduced shall continue to vest in accordance with the terms of such options irrespective of Treacy's continued employment or, if earlier, the date or dates on which such options can vest without being deemed nondeductible, as determined in the reasonable discretion of the Board of Directors of TMPW); and second, if necessary, by reducing cash payments constituting part of the payments or other consideration to which Treacy has become entitled (collectively, such cash payments, other consideration and the aggregate present value of the immediate vesting of options (calculated in accordance with Section 280G of the Code and any regulations promulgated thereunder) are referred to as the "Severance Amount").

                                    (2) The "Reduced Amount" shall be the
                  amount, expressed in present value, which maximizes the aggregate present value of the Severance Amount without causing any Payment to be nondeductible by TMPW because of
                  Section 280G of the Code. For purposes of this clause (2), present value shall be determined in accordance with Section 280(d)(4) of the Code.

                                    (3) All determinations required to be made
                  under this Section 10 shall be made by TMPW's independent public accountants (the "Accounting Firm") which shall provide detailed supporting calculations to TMPW and Treacy. Any such determination by the Accounting Firm shall be binding upon TMPW and Treacy.

                                    (4) It is possible that as a result of the
                  uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm, a portion of the Severance Amount will have been made by TMPW which should not have been made ("Overpayment") or that an amount in addition to the Severance Payment which will not have been made could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.

                                         (x) OVERPAYMENT. In the event that the
                           Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Treacy which the Accounting Firm believes has a high probability


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                           of success, determines that an Overpayment has been
                           made, any such Overpayment paid or distributed by TMPW to or for the benefit of Treacy shall be treated for all purposes as a loan ab initio (from the beginning) to Treacy which Treacy shall repay to TMPW together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

                                         (y) UNDERPAYMENT. If precedent or other
                           substantial authority indicates that an Underpayment has occurred, any such Underpayment shall be promptly paid by TMPW to or for the benefit of Treacy together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

                           8. The Employment Agreement, as amended by this
Amendment Agreement, is hereby ratified and confirmed and remains in full force and effect.

                  The parties hereto have executed this Amendment Agreement on November 2, 1999.


                               TMP WORLDWIDE INC.


                               By: /s/ Andrew J. McKelvey
                                  ---------------------------------
                                   By: Andrew J. McKelvey
                                   Title:



                                   /s/ James J. Treacy
                                  -----------------------------------
                                   James J. Treacy





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